Exhibit 99.1

Press Release
CONTACT:
Henry A. Diamond
Group Vice President
Investor Relations and Corporate Finance
+1 203 316 3399
henry.diamond@gartner.com
Gartner Reports Financial Results for Fourth Quarter and Full Year 2009
Research Contract Value Increased 6% versus September 30, 2009 to $784.4 Million
Full Year 2009 Diluted Income Per Share Was $0.85, Including ($0.02) Per Share in Acquisition and
Integration Charges
Full Year 2009 Cash Provided by Operating Activities Was $161.9 Million and
Free Cash Flow Was $146.8 Million
STAMFORD, Conn., February 9, 2010 — Gartner, Inc. (NYSE: IT), the leading provider of research and analysis on the global information technology industry, today reported results for fourth quarter and full year 2009, and provided its preliminary financial outlook for 2010.
For fourth quarter 2009, total revenue was $328.8 million, diluted income per share was $0.26, net income was $25.7 million and Normalized EBITDA was $58.0 million. Net income and diluted income per share were negatively impacted by Acquisition and Integration Charges totaling $2.9 million pre-tax, or $0.02 per share after-tax. See “Non-GAAP Financial Measures” for a discussion of Normalized EBITDA and Acquisition and Integration Charges. Excluding the impact of foreign exchange, total revenue decreased 9% year-over-year.
For full year 2009, total revenue was $1,139.8 million, diluted income per share was $0.85, net income was $83.0 million, and Normalized EBITDA was $191.2 million. Net income and diluted income per share were negatively impacted by Acquisition and Integration Charges totaling $2.9 million pre-tax, or $0.02 per share after-tax, recorded in fourth quarter 2009, and were positively impacted by tax benefits totaling $4.7 million, or $0.05 per share, recorded in third quarter 2009. Excluding the impact of foreign exchange, total revenue decreased 8% year-over-year.
Gene Hall, Gartner’s chief executive officer, commented, “Our key business metrics continued to improve during the fourth quarter, reflecting both the success of our initiatives to improve sales effectiveness and a better spending environment. We added a record number of new client enterprises, generated record new business, and sequentially increased both client and wallet retention for the first time since the recession began. As a result, we grew contract value by almost $42 million versus the third quarter. We also completed two strategic acquisitions, AMR Research and Burton Group, which we expect will increase our market opportunity and accelerate our growth rate over time.”
Mr. Hall further stated, “During 2009, we maintained research revenue and contract value nearly unchanged from 2008 levels, excluding the impact of foreign exchange. At the same time, our effective cost management enabled us to deliver strong margins and cash flow. The positive momentum in our businesses positions us well to generate double-digit revenue and contract value growth in 2010.”
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Business Segment Highlights
Research
Revenue for fourth quarter 2009 was $195.2 million, down 3% year-over-year excluding the impact of foreign exchange. Gross contribution margin improved approximately 1 percentage point year-over-year to 63%.
For full year 2009, revenue was $752.5 million, down 1% year-over-year excluding the impact of foreign exchange. Gross contribution margin improved approximately 2 percentage points year-over-year to 65%.
Contract value was $784.4 million at December 31, 2009, up 6% versus September 30, 2009. Year-over-year, contract value decreased 1% excluding the impact of foreign exchange. Contract value does not include the impact of the recent acquisitions of AMR Research and Burton Group.
Client and wallet retention rates for fourth quarter 2009 were 78% and 87%, respectively, up from 77% and 85% for third quarter 2009. Client and wallet retention do not include the impact of the recent acquisitions of AMR Research and Burton Group and wallet retention excludes the impact of foreign exchange.
Consulting
Revenue for fourth quarter 2009 was $81.5 million, down 17% year-over-year excluding the impact of foreign exchange. Gross contribution margin increased 2 percentage points year-over-year to 41%.
For full year 2009, revenue was $286.8 million, down 15% year-over-year excluding the impact of foreign exchange. Gross contribution margin was 39%.
Fourth quarter 2009 utilization was 68% and billable headcount was 442. Backlog was $90.9 million at December 31, 2009, up 7% versus September 30, 2009. These metrics do not include the impact of the recent acquisitions of AMR Research and Burton Group.
Events
Revenue for fourth quarter 2009 was $52.1 million, down 19% year-over-year excluding the impact of foreign exchange. Gross contribution margin increased 1 percentage point year-over-year to 47%.
For full year 2009, revenue was $100.4 million, down 32% excluding the impact of foreign exchange. Gross contribution margin was 41%.
During fourth quarter 2009, the Company held 13 events with 15,634 attendees. During full year 2009, the Company held 54 events with 30,610 attendees. These metrics do not include the impact of the recent acquisitions of AMR Research and Burton Group.
Cash Flow and Balance Sheet Highlights
Gartner generated cash provided by operating activities of $44.3 million during fourth quarter 2009 and $161.9 million during full year 2009. Additions to property, equipment and leasehold improvements (“Capital Expenditures”) were $4.0 million for fourth quarter 2009 and $15.1 million for full year 2009. Free Cash Flow for full year 2009 was $146.8 million. See “Non-GAAP Financial Measures” for a discussion of Free Cash Flow.

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During 2009, the Company deployed its cash principally to acquire AMR Research and Burton Group and to repay $87.3 million in debt. As of December 31, 2009, the Company had total debt of $329.0 million and cash of $116.6 million.
Preliminary Financial Outlook for 2010
Gartner also provided its preliminary financial outlook for 2010. For revenue, the year-over-year change is presented both as reported and excluding the impact of foreign exchange (FX Neutral):
Projected Revenue

($ in millions)	2010 Projected	% Change FX Neutral	% Change as Reported

Research	$845 — 865	10% — 13%	12% — 15%
Consulting	300 — 315	3% — 8%	5% — 10%
Events	104 — 109	2% — 7%	4% — 9%

Total Revenue (1)	$1,249 — 1,289	8% — 11%	10% — 13%

(1)	Includes $58 — 62 million in projected revenue from the acquisitions of AMR Research and Burton Group, net of fair value adjustments on pre-acquisition deferred revenue totaling $4 million.
Projected Earnings and Cash Flow

($ in millions, except per share data)	2010 Projected	% Change

Diluted Income Per Share (1)	$0.74 — $0.87	(13%) — 2	% (2)
Acquisition and Integration Charges (3)	$0.17 — $0.16

Income Per Share, Excluding Acquisition and Integration Charges (1) (3)	$0.91 — $1.03	5% — 18	% (2)

Normalized EBITDA (3) (4)	$208 — 223	9% — 17%

Cash provided by operating activities	$162 — 182	0% — 12%
Cash Acquisition and Integration Charges (3)	8 — 8
Capital Expenditures	(15) — (20)

Free Cash Flow (3)	$155 — 170	6% — 16%

(1)	Includes $0.00 — $0.02 per share in projected income from the acquisitions of AMR Research and Burton Group.

(2)	Year-over-year comparisons for both Diluted Income Per Share and Income Per Share Excluding Acquisition and Integration Charges are negatively affected by $0.05 per share related to tax benefits in 2009 that are not expected to recur in 2010. Excluding the impact of the non-recurring tax benefits recorded in 2009, Diluted Income Per Share and Income Per Share Excluding Acquisition and Integration Charges are expected to grow (8%) - 9% and 11% — 26% respectively in 2010.

(3)	See “Non-GAAP Financial Measures” for a discussion of Normalized EBITDA, Acquisition and Integration Charges, Income Per Share Excluding Acquisition and Integration Charges, Cash Acquisition and Integration Charges, and Free Cash Flow.

(4)	Includes $2 — 4 million in projected Normalized EBITDA from the acquisitions of AMR Research and Burton Group and excludes a projected $29 — 30 million in pre-tax stock based compensation expense.

Gartner, Inc.	page 3

Conference Call and Investor Day Information
Gartner has scheduled a conference call at 10:00 a.m. ET today, Tuesday, February 9, 2010, to discuss the Company’s financial results. The conference call will be available via the Internet by accessing the Company’s web site at http://investor.gartner.com. A replay of the webcast will be available for 90 days following the call.
The Company will also host an Investor Day for institutional investors and sell-side analysts on Thursday, March 11, 2010 in Greenwich, Connecticut. The event will begin at 8:30 a.m. ET and will conclude at approximately 1:00 p.m. ET. The Investor Day is by invitation only and registration is required. It will also be webcast live via the Internet on the Company’s web site at http://investor.gartner.com and a replay will be available following the event. Please contact Germaine Scott at 203-316-3411 for further information.
Annual Meeting of Stockholders
Gartner also announced that its 2010 Annual Meeting of Stockholders will be held at 10:00 a.m. ET on Thursday, June 3, 2010, at the Company’s offices in Stamford, Connecticut.
About Gartner
Gartner, Inc. (NYSE: IT) is the world’s leading information technology research and advisory company. We deliver the technology-related insight necessary for our clients to make the right decisions, every day. From CIOs and senior IT leaders in corporations and government agencies, to business leaders in high-tech and telecom enterprises and professional services firms, to technology investors, we are the valuable partner to approximately 60,000 clients in 10,000 distinct organizations. Through the resources of Gartner Research, Gartner Executive Programs, Gartner Consulting and Gartner Events, we work with every client to research, analyze and interpret the business of IT within the context of their individual role. Founded in 1979, Gartner is headquartered in Stamford, Connecticut, U.S.A., and has approximately 4,300 associates, including approximately 1,200 research analysts and consultants, and clients in 80 countries. For more information, visit www.gartner.com.
Non-GAAP Financial Measures
Investors are cautioned that Income Per Share Excluding Acquisition and Integration Charges, Normalized EBITDA and Free Cash Flow are not financial measures under generally accepted accounting principles. In addition, they should not be construed as alternatives to any other measures of performance determined in accordance with generally accepted accounting principles. These non-GAAP financial measures are provided to enhance the user’s overall understanding of the Company’s current financial performance and the Company’s prospects for the future.
Income Per Share Excluding Acquisition and Integration Charges: Represents diluted income per share excluding charges related to the acquisitions of AMR Research and Burton Group, which primarily consist of amortization for identifiable intangibles, fair value adjustments on pre-acquisition deferred revenue and certain non-recurring costs such as severance and other exit costs (“Acquisition and Integration Charges”). We believe Income Per Share Excluding Acquisition and Integration Charges is an important measure of our recurring operations as it excludes items that may not be indicative of our core operating results.

Gartner, Inc.	page 4

Normalized EBITDA: Represents operating income excluding depreciation, accretion on obligations related to excess facilities, amortization, stock based compensation expense, Acquisition and Integration Charges, and Other charges. We believe Normalized EBITDA is an important measure of our recurring operations as it excludes items that may not be indicative of our core operating results.
Free Cash Flow: Represents cash provided by operating activities excluding cash charges related to the acquisitions of AMR Research and Burton Group, which primarily consist of certain non-recurring costs such as severance and other exit costs (“Cash Acquisition and Integration Charges”), less additions to property, equipment and leasehold improvements (“Capital Expenditures”). We believe that Free Cash Flow is an important measure of the recurring cash generated by the Company’s core operations that is available to be used to repurchase stock, repay debt obligations and invest in future growth through new business development activities or acquisitions.
Safe Harbor Statement
Statements contained in this press release regarding the growth and prospects of the business, the Company’s projected 2010 financial results and all other statements in this release other than recitation of historical facts are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements include risks and uncertainties; consequently, actual results may differ materially from those expressed or implied thereby. Factors that could cause actual results to differ materially include, but are not limited to, the ability to expand or retain Gartner’s customer base; the ability to grow or sustain revenue from individual customers; the ability to retain the professional staff of research analysts and consultants upon whom Gartner is dependent; the ability to achieve and effectively manage growth; the ability to pay Gartner’s debt obligations; the ability to achieve continued customer renewals and achieve new contract value, backlog and deferred revenue growth in light of competitive pressures; the ability to carry out Gartner’s strategic initiatives and manage associated costs; the ability to effectively integrate the businesses of AMR Research and Burton Group; substantial competition from existing competitors and potential new competitors; additional risks associated with international operations including foreign currency fluctuations; the impact of restructuring and other charges on Gartner’s businesses and operations; general economic conditions; and other risks listed from time to time in Gartner’s reports filed with the Securities and Exchange Commission, including Gartner’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. These filings can be found on Gartner’s Web site at www.gartner.com/investors and the SEC’s Web site at www.sec.gov. Forward-looking statements included herein speak only as of the date hereof and Gartner disclaims any obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.
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Gartner, Inc.	page 5

GARTNER, INC.
Condensed Consolidated Statements of Operations
(Unaudited; in thousands, except per share amounts)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2009 (a)	2008		2009 (a)	2008
Revenues:
Research (b)	$195,180	$192,166	2%	$752,505	$781,581	-4%
Consulting	81,506	94,275	-14%	286,847	347,404	-17%
Events	52,141	60,880	-14%	100,448	150,080	-33%

Total revenues	328,827	347,321	-5%	1,139,800	1,279,065	-11%
Costs and expenses:
Cost of services and product development (b)	146,499	156,639	-6%	498,363	572,208	-13%
Selling, general and administrative (b)	131,023	127,621	3%	477,003	514,994	-7%
Depreciation	6,211	6,880	-10%	25,387	25,880	-2%
Amortization of intangibles	416	400	4%	1,636	1,615	1%
Acquisition and integration charges	2,934	—	-100%	2,934	—	-100%

Total costs and expenses	287,083	291,540	-2%	1,005,323	1,114,697	-10%

Operating income	41,744	55,781	-25%	134,477	164,368	-18%
Interest expense, net	(2,927)	(4,597)	-36%	(16,032)	(19,269)	-17%
Other (expense) income, net	(414)	129	>-100%	(2,919)	(358)	>-100%

Income before income taxes	38,403	51,313	-25%	115,526	144,741	-20%
Provision for income taxes	12,687	17,667	-28%	32,562	47,593	-32%

Income from continuing operations	25,716	33,646	-24%	82,964	97,148	-15%
Income from discontinued operations, net of taxes	—	—	—	—	6,723	-100%

Net income	$25,716	$33,646	-24%	$82,964	$103,871	-20%

Income per common share:
Basic:
Income from continuing operations	$0.27	$0.36	-25%	$0.88	$1.02	-14%
Income from discontinued operations	—	—	0%	—	0.07	-100%

Income per share	$0.27	$0.36	-25%	$0.88	$1.09	-19%

Diluted:
Income from continuing operations	$0.26	$0.35	-26%	$0.85	$0.98	-13%
Income from discontinued operations	—	—	0%	—	0.07	-100%

Income per share	$0.26	$0.35	-26%	$0.85	$1.05	-19%

Weighted average shares outstanding:
Basic	95,493	93,811	2%	94,658	95,246	-1%
Diluted	99,241	96,599	3%	97,549	99,028	-1%

(a)	In December 2009 we acquired AMR Research, Inc. and Burton Group, Inc. The operating results of these businesses are included beginning on the date of acquisition.

(b)	The Company eliminated its previously reported “Other” revenue line in the first quarter of 2009. “Other” revenue and related expenses are now being reported in the Research segment. In addition, certain expenses that were formerly classified as Selling, general and administrative are now presented in Cost of services and product development and are considered to be expenses of the Research segment.

Corresponding prior period presentations of these revenues and expenses have been reclassified in a consistent manner for comparability purposes.

BUSINESS SEGMENT DATA
(Dollars in thousands)

		Direct	Gross	Contribution
	Revenue	Expense	Contribution	Margin
Three Months Ended 12/31/09
Research (a)	$195,180	$72,125	$123,055	63%
Consulting	81,506	47,721	33,785	41%
Events	52,141	27,496	24,645	47%

TOTAL	$328,827	$147,342	$181,485	55%

Three Months Ended 12/31/08
Research (a)	$192,166	$73,841	$118,325	62%
Consulting	94,275	57,636	36,639	39%
Events	60,880	33,001	27,879	46%

TOTAL	$347,321	$164,478	$182,843	53%

Twelve Months Ended 12/31/09
Research (a)	$752,505	$262,643	$489,862	65%
Consulting	286,847	174,748	112,099	39%
Events	100,448	59,503	40,945	41%

TOTAL	$1,139,800	$496,894	$642,906	56%

Twelve Months Ended 12/31/08
Research (a)	$781,581	$286,141	$495,440	63%
Consulting	347,404	206,009	141,395	41%
Events	150,080	85,126	64,954	43%

TOTAL	$1,279,065	$577,276	$701,789	55%

(a)	The Company eliminated its previously reported “Other” revenue line in the first quarter of 2009. “Other” revenue and related expenses are now being reported in the Research segment. In addition, certain expenses that were formerly classified as Selling, general and administrative are now presented in Cost of services and product development and are considered to be expenses of the Research segment.

Corresponding prior period presentations of these revenues and expenses have been reclassified in a consistent manner for comparability purposes.

SELECTED STATISTICAL DATA

	December 31,		December 31,
	2009 (a)		2008
Research contract value	$784,443	(c)	$834,321	(a)
Research client retention	78%		82%
Research wallet retention (b)	87%		95%
Research client organizations	10,492		10,579
Consulting backlog	$90,891	(c)	$97,169	(c)
Consulting—quarterly utilization	68%		70%
Consulting billable headcount	442		499
Consulting—average annualized revenue per billable headcount	$435	(c)	$445	(c)
Events—number of events for the quarter	13		17
Events—attendees for the quarter	15,634		16,071

(a)	Excludes AMR Research, Inc. and Burton Group, Inc., which were acquired in December 2009.

(b)	Excludes the impact of foreign exchange.

(c)	Dollars in thousands.

SUPPLEMENTAL INFORMATION
(in thousands)
Reconciliation — Operating income to Normalized EBITDA (a):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2009	2008	2009	2008
Net income	$25,716	$33,646	$82,964	$103,871
Interest expense, net	2,927	4,597	16,032	19,269
Other expense (income), net	414	(129)	2,919	358
Income from discontinued operations	—	—	—	(6,723)
Tax provision	12,687	17,667	32,562	47,593

Operating income	$41,744	$55,781	$134,477	$164,368

Normalizing adjustments:
Depreciation, accretion, and amortization	6,769	7,470	27,704	28,399
Stock-based compensation expense	6,589	2,381	26,066	20,696
Acquisition and integration charges (b)	2,934	—	2,934	—

Normalized EBITDA	$58,036	$65,632	$191,181	$213,463

(a)	Normalized EBITDA is based on operating income under GAAP excluding depreciation, accretion on obligations related to excess facilities, amortization of intangibles, Other charges, stock-based compensation expense, and acquisition and integration charges.

(b)	Includes charges incurred to acquire and integrate the acquisitions of AMR Research, Inc. and Burton Group, Inc.
Reconciliation — Cash Provided by Operating Activities to Free Cash Flow (a):

	Twelve Months Ended
	December 31,

	2009	2008
Cash provided by operating activities	$161,937	$184,350

Adjustments:
Acquisition and integration costs	—	—
Additions to capital expenditures	(15,142)	(24,332)

Free Cash Flow	$146,795	$160,018

(a)	Free cash flow is based on cash provided by operating activities determined in accordance with GAAP plus amounts paid for acquisition and integration costs less additions to capital expenditures.